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                                                                   EXHIBIT 10.13

February 4, 1998


Terrence J.  Schmid
10 Avocet Drive, #206
Redwood Shores, CA 94065

Dear Terry:

On behalf of Optical Networks, Inc., I am pleased to offer you the position of Vice President of Finance and Administration and Chief Financial Officer of the Company. In this position, you will report to the President and CEO, Hugh Martin.

You will receive a starting base salary of $11,667 per month, which is equivalent to $140,000 per year, subject to federal, state and other applicable taxes and payable monthly.

You will be eligible to earn an annual performance bonus of up to 15% of your base salary. For 1998, your bonus will be guaranteed at $20,000 and paid monthly.

At the Company's Board of Directors meeting following the start of your employment, the Board will grant you a stock award to purchase 400,000 shares of the Company's capital stock (the "Shares"). The purchase price for the Shares will be the then-current fair market value of the Company Common Stock, which is anticipated to be $0.10. This stock award will be evidenced by a Restricted Stock Purchase Agreement, the form of which shall be provided to you prior to your employment. The Shares shall be subject to the right of repurchase, at the original purchase price, which shall lapse as follows: the Company's repurchase right will lapse with respect to twenty-five percent (25%) of the Shares twelve
(12) months from the commencement date of your employment with the Company and will lapse at a rate of 1/48th of the Shares each month thereafter. You will have the right to make an election under Section 83(b) of the Internal Revenue Code in conjunction with the purchase of the Shares.

In the event that the Company is acquired by or merged into another company (a "Transaction"), the Company will waive the Company's right of repurchase with respect to fifty percent (50%) of the Shares which were subject to the Company's repurchase right as of the effective date of the Transaction.

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February 4, 1998
Terrence J. Schmid
Page 2

You shall have the right to purchase the Shares either by cash payment or with a promissory note, which shall bear interest at the lowest legal rate (the "Note"). The Note shall be in a form and on terms, which are acceptable to the Company and to you. The Note will be that which is attached to this letter. At your option, subject to California Corporation Code, section 500, the Note may be repaid with shares of the Company's common stock, which have a fair market value equal to the outstanding payments which are due at the time of payment.

As a condition of your employment, you will be required to sign Optical Networks' Proprietary Information Agreement.

The benefits package offered to you by the Company is summarized below:

Medical Insurance: The Company will pay the full cost of enrolling you in the group medical plan which is currently with the Aetna Life Insurance Company.

Dental Insurance: The Company will pay the full cost of dental coverage for you.

Term Life Insurance: Term life insurance is offered to each employee in the amount on one year's salary.

Vacation: You will be entitled to 15 days of paid vacation per year. This will accrue from the start of your employment and you will be eligible to take vacation after six months of employment.

Workman's Compensation, Disability Insurance, and Social Security Payments:
State and Federally mandated insurance premiums are paid by the Company with customary withholding from the employee's gross salary.

Sick Leave: Sick leave is paid for days actual sick, up to a maximum of 10 days per year.

This is an offer for "at will" employment, and does not constitute an offer or guarantee of employment for any period of time. Your employment and compensation can be terminated at any time (either by you unilaterally, or by the Company unilaterally, in each case without notice) for any or no reason, subject to the terms hereof, and your rights to compensation and benefits thereunder would terminate as well. This letter constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes any prior discussions and letters, with the exceptions of (I) your restricted stock purchase agreement which will define the terms of your stock purchase, (II) the employee Proprietary Information Agreement, and (III) the provisions of the benefits plans, which govern the benefits described above.

This offer is contingent on satisfactory reference checks and is effective through February 6, 1998. It will expire if not accepted in writing by that date.
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February 4, 1998
Terrence J. Schmid
Page 3

I would like to add, Terry, that both the Board of Optical Networks and I consider that you would be a most valuable addition to our staff. We look forward to you becoming CFO of Optical Networks, and believe that this position will offer you both a demanding set of responsibilities and an outstanding opportunity for substantial personal rewards.

Sincerely,
/s/ Hugh C. Martin
Hugh C. Martin
President and CEO


Agreed to and Accepted by: /s/ Terrence J. Schmid            Date: 2/4/98
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Start Date: 2/16/98
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